Exhibit 99.1
ELLINGTON RESIDENTIAL DECLARES INAUGURAL MONTHLY DIVIDEND OF $0.10 PER SHARE

OLD GREENWICH, CONNECTICUT, October 7, 2021—Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today announced that its Board of Trustees has declared an inaugural monthly dividend of $0.10 per share, payable on November 26, 2021 to shareholders of record as of October 29, 2021. Beginning with this dividend, the Company expects to pay common share dividends on a monthly basis, rather than quarterly as it had previously paid dividends.

“By shifting to a monthly dividend, we are further aligning our distribution practices with the interests and expectations of income-oriented shareholders,” said Laurence Penn, Chief Executive Officer and President of the Company. “We believe that more frequent distributions will broaden our appeal to investors seeking consistent and reliable dividends.”

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include statements regarding the Company's payment of dividends. Our results can fluctuate from month to month and quarter to quarter depending on a variety of factors, some of which are beyond our control and/or difficult to predict, including, without limitation, changes in interest rates, changes in default rates and prepayment speeds, and other changes in market and economic conditions, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A to the Company's Annual Report on Form 10-K filed on March 16, 2021, which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.